EXHIBIT 3.30 AMENDMENTS TO REGISTRANT's CERTIFICATE OF INCORPORATION


            Certificate of Amendment to Certificate of Incorporation
                                       of
                           Equity Growth Systems, inc.

         Pursuant to the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware, this Delaware profit corporation does hereby adopt the following certificate of amendment to its Certificate of
Incorporation:

                                   Witnesseth:
First:   Amendments adopted:

(d)      Articles First, Second, Third, Fifth and  Tenth, are hereby repealed.

(e) The following new Article First is hereby adopted, changing the name of this Corporation from "Equity Growth Systems, inc." to "AmeriNet Group.com, Inc." As amended, Article First will henceforth read as follows:

         FIRST:   Name:

         (A)      The name of the Corporation is "AmeriNet Group.com, Inc."

         (B) The Corporation's Board of Directors is hereby authorized, without stockholder approval, to amend this Certificate from time to time, in order to change the name of the Corporation.

(f) The following Articles are hereby adopted, replacing repealed Articles Second, Third, Fifth and Tenth:

         SECOND:           Registered Agent



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         (a)     The street address of the registered office of this Corporation in the state of Delaware is 25 Greystone Manor, Lewes Delaware 19958, situate in Sussex County, and the name of the initial registered agent of this Corporation at such address is Harvard Business Services, Inc.

         (b) The registered agent's telephone number is 1-800-345-2677 and its E-Mail address is rick1@ix.netcom.com.


         THIRD:            Purposes:

         This Corporation is organized for the purpose of transacting any and all lawful business; provided, however, that it shall not:

         (A) Engage in any activities that would subject it to regulation as an investment company under the Federal Investment Company Act of 1940 (the "Investment Company Act"), as amended, unless it shall have first qualified and elected to be regulated as a small business development company pursuant to Sections 54 et. seq., thereof, and limits its investment company activities to those permitted thereby; or

         (B) Engage in any activities which would subject the Corporation to regulation as a broker dealer in securities subject to regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as an investment advisor subject to regulation under the Investment Advisors Act of 1940, as amended (the "Investment Advisor's Act"); or

         (C) Engage in any other activities requiring the Corporation to comply with governmental registration and supervision, unless it has completed such registration and conducts itself in full compliance with such supervisory requirements.

         FIFTH:            Amendments of Certificate by Board of Directors:

         The Corporation's Board of Directors is hereby authorized, without stockholder approval, to amend this Certificate from time to time, in order to:

         (a) Effect splits or reverse splits of the Corporation's common or preferred stock;

         (b)      Increase the Corporation's authorized capital; and

         (c) Decrease the Corporation's authorized capital; provided that such decrease may not affect any issued and outstanding shares.



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         TENTH:            Quorum:

         Unless otherwise provided for in the Corporation's Bylaws, a majority of the shares entitled to vote, represented in person or by proxy, shall be required to constitute a quorum at a meeting of stockholders.


(c)      The following new Articles are hereby adopted:

         ELEVENTH:         Indemnification

         (a) The Corporation shall indemnify its Officers, Directors and authorized agents for all liabilities incurred directly, indirectly or incidentally to services performed for the Corporation, to the fullest extent permitted under Delaware law existing now or hereinafter enacted.

         (b) Funds required to pay expenses reasonably necessary to defend allegations that would raise the foregoing right of indemnifications shall be advanced by this Corporation at any time that the person claiming such expenses appears reasonably likely to become entitled to indemnification and enters into a binding agreement with this Corporation to repay advances for such expenditures in the event that he, she or it is eventually found not to be entitled to indemnification.

         TWELFTH:          Limitation on Stockholder Actions

         (b) Stockholders shall not have a cause of action against the Corporation's Officers, Directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Delaware.

         (c) No stockholder may assert a derivative cause of action on behalf of the Corporation, rather, any claims that would give rise to derivative causes of action shall be submitted in writing, specifying the nature of the cause of action and
                  providing  all   evidence  associated  with such claim,  to a
                  special  committee   of the Board of  Directors  comprised of
                  members who do not also  serve as officers of the Corporation
                  and are not   reasonably  involved  with the subject cause of
                  action, or if no such directors are serving, to legal counsel designated by the Corporation in which no attorney holds shares of the Corporation's securities, holds any office or position with the Corporation or is related by
                  marriage  or through   siblings,  parents or  children to any
                  officer or director of the Corporation, and the decision to litigate, or not to litigate by such special committee or special counsel shall be binding on the Corporation and the submitting stockholder or stockholders; unless the foregoing
                  procedure  has  not  been   followed  within  90  days  after
                  completion of the  submission  by the subject stockholder.


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         (d)      The fact that this Article  shall be  inapplicable  in certain circumstances shall not render it inapplicable in any other circumstances and the Courts of the State of Delaware are hereby granted the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.


         THIRTEENTH:                Take Over Defenses:

         (1) The Board of Directors of this Corporation shall have the broadest possible authority and discretion in adopting and maintaining resistance to, and defenses against, takeover bids that it deems not to be in the best interests of the Corporation, including (without limitation) adopting and maintaining any form of shareholder rights plan or "poison pill" comprised of such terms and features as the Board of Directors deems to be in the best interests of the Corporation.

         (2) Without limitation on the foregoing, the Board of Directors shall have the authority and discretion to adopt and maintain a shareholder rights plan or other defensive mechanism that may be deactivated or redeemed only:

                  (a) By vote of continuing directors (i.e., the directors who put such shareholder rights plan or other defensive mechanism in place or the designated successors of such directors) to the exclusion of newly elected directors nominated or supported by a takeover bidder or bidders;

                  (b) After a prescribed delay period following election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders; or

                  (c) Before election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders.

         (3) No bylaw shall limit in any way the authority of the Board of Directors of this Corporation to adopt or maintain any shareholder rights plan or otherwise to resist or defend against any takeover bid that the Board of Directors finds not to be in the best interests of the Corporation.



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         FOURTEENTH:                Affiliated Transactions:

         This Corporation shall not be subject to the restrictions or requirements for affiliated transactions imposed by Section 203 of the Delaware General Corporation Law, as permitted by the waiver provisions of Section (b)(1) thereof.

         FIFTEENTH:        Compromise & Arrangement

               (A) Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the ap plication in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.

               (b) If a majority in number representing three fourths in value of the creditors or class of creditors or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to compromise or arrangement and to any reorganization of this Corporation as consequence of such the said compromise or arrangement and the said reorganization compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

Second:           The date of each amendment adopted is:      July 7, 1999.


Third: The capital of the Corporation was not reduced by virtue of the foregoing amendment.



Fourth:  Adoption of Amendments:

         The amendments were adopted by the shareholders after recommendation by the Board of Directors. The number of votes cast for the amendments were sufficient for approval, to wit, 6,246,947 in favor, 2,222,177 not voting.


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                  In Witness Whereof, we have subscribed our names this 7th day of July, 1999.

Signed, Sealed & Delivered
         In Our Presence
                                                   Equity Growth Systems, inc.
----------------------------

_____________________________               By:       ________________________
                                                  Charles J. Scimeca, President
{SEAL}
                                          Attest:   ________________________
                                                  G. Richard Chamberlin, Esquire
                                                         Secretary


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